Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of EyeGate Pharmaceuticals, Inc. on Form S-8 to be filed on or about August 6, 2020 of our report dated March 4, 2020, on our audit of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed on March 4, 2020. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

August 6, 2020